POWER OF ATTORNEY



     KNOW ALL MEN BY THESE PRESENTS, THAT I, Marc J. Gabelli, a director of Gabelli Asset Management Company International Advisory Services Ltd., have made, constituted and appointed, and by these presents do make, constitute and appoint, Stephen G. Bondi, Steven
M. Joenk or James E. McKee, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Gabelli Asset Management Company International Advisory Services Ltd. any and all statements on Schedule 13D under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

     IN WITNESS WHEREOF, I have hereunto set my hand and seal this 18th day of April, 1996.




                                   /s/__________________
                                   Marc J. Gabelli


     BE IT KNOWN, that on this 18th day of April, 1996, before me, Terri Ellenzweig, a Notary Public in and for the State of New York, duly commissioned and sworn, personally came and appeared Marc J. Gabelli, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

     IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.




                                   /s/_________________
                                   Notary Public